EXHIBIT 99.1

Banco Santander Option Agreement For Executives in Puerto Rico

This agreement is executed on December ____, 2007, by and between _____________ (the “Subsidiary”), a corporation chartered under the laws of the Commonwealth of Puerto Rico, represented by José R. González and Ivonna Pacheco, in their capacities as President and First Senior Vice President, respectively, and ___________ (the “Executive”), and amends and replaces the “Benefits Coverage Agreement for Grupo Santander Executives,” dated XX, YYYYYYY, 2007.

The parties mutually acknowledge that they have sufficient legal capacity to execute this Agreement, and make the following warranties and representations:

I.  As part of the Human Resources policy for Executive compensation, Banco Santander, S.A. (“Santander”) has designed a compensation plan linked to the market performance and earnings per share of Santander shares (the “Plan”).

II. For the period 2003-2006, without assuming continuation in subsequent years, the aforementioned Plan will be implemented, in the case of the Subsidiary, by granting the right to receive American Depositary Shares (“ADS”) of Santander, dependent upon the existence of certain conditions specified in the Agreement between the Subsidiary and the Executive, the most important of which is the market performance and earnings per share of Santander’s stock.

III.  The Subsidiary has decided to grant the benefits of the aforementioned plan as described in this Agreement and subject to its terms and conditions.

IV.  The Parties to this Agreement have decided to modify the “Benefits Coverage Agreement for Grupo Santander Executives” that was signed on ___  ____, 2007, and execute the agreement herein subject to the following

Terms and Conditions

FIRST.  PURPOSE OF AGREEMENT

The purpose of this Agreement is to regulate the conditions under which the Subsidiary grants to the Executive a certain number of options to acquire Santander ADS pursuant to the terms and conditions of this Agreement.

SECOND.  NUMBER OF OPTIONS

The Executive is assigned, and accepts, a total of ____ options for the purchase of Santander ADS, each of which confers the rights recognized in this instrument.

Each of these purchase options means the right to purchase a particular number of Santander ADS by means of Exercise by Difference, as described in this instrument, at the weighted average trading price on the Madrid Stock Exchange [Mercado Continuo de Madrid] in the first 15 sessions of 2005 (Exercise Price).

THIRD.  CONDITIONS FOR EXERCISE

Exercise of the options to acquire Santander ADS assigned to the Executive will be subject to the following conditions relating to the price and earnings of the Santander share.

A.
The revaluation of a Santander share – using the weighted average price of the first 15 sessions of the Madrid Stock Exchange for 2005 as the initial price, and the weighted average of the 15 first sessions of that market for 2007 as the final price – must be greater than the corresponding revaluations of at least 20 of the 29 shares of the international financial entities listed in the paragraph [sic] of this Agreement, weighted under the same conditions.  In order to calculate the aforementioned revaluation, the gross amount of dividends and other distributions produced by each share will be deemed to have been reinvested at the closing market price on the date on which they are paid. Accordingly, the following formula will be used for the calculation of the revaluation:

REV =	(PF – PI)	x NAR
PI

In which:

REV =	Revaluation

PF =	weighted average price for the first 15 sessions in the principal trading market of each entity for 2007

PI =	weighted average price for the first 15 sessions in the principal trading market of each entity for 2005

NAR =	1 + D1 / P1 + D2 / P2 + D3 / P3 +……………….+ Dn / Pn

Where:

D1 =	The first gross dividend (or any other distribution deriving from the ownership of the first share)

D2 =	Second gross dividend (or any other distribution deriving from the ownership of the first share)

Dn =	The nth gross dividend (or any other distribution deriving from the ownership of the first share) whose payment date is prior to January 1, 2007

P1 =	Closing Price of the share in its principal trading market on the payment date of D1

P2 =	Closing Price of the share in its principal trading market on the payment date of D2

Pn =	Closing Price of the share in its principal trading market on the payment date of Dn

For the purposes of revaluation of each share, the benchmark prices will be those of the prices corresponding to the principal trading market of each entity. The revaluation will be expressed in the currency in which each entity publishes its earnings.

B.
The growth of Santander’s Earnings per Share (EPS), calculated by dividing the Grupo Santander’s results for one fiscal year by the average number of outstanding shares for that year – must be greater than the growth of earnings per share for 20 of the 29 international financial entities listed in the paragraph [sic] of this Agreement, measured by the same standards.

In the case of Santander, the results will be deemed to be those results reflected in the income statement in the audited Annual Consolidated Financial Statements for Santander and the companies that are members of the Grupo Santander during each fiscal year; for the other entities, the benchmark will be based on the results found in the equivalent legal documentation.

For the purposes of EPS growth, the benchmark will be based on the difference between the 2003 period (in the case of Santander, € 0.55) and the 2006 period. The EPS growth for each entity will be measured in the currency in which it publishes its earnings.

For the purposes of the condition regarding the revaluation of the shares and EPS growth, those entities that are acquired by others or cease to exist as such as the result of a merger or for any other reason will be deemed to have been surpassed.

C.	The entities and/or shares referred to in the clauses of this instrument are the following:

- CITIGROUP	- UBS
- BANK OF AMERICA	- CREDIT SUISSE FIRST BOSTON
- JP MORGAN CHASE	- BNP PARIBAS
- WELLS FARGO	- SOCIETE GENERALE
- WACHOVIA	- CREDIT AGRICOLE
- US BANCORP	- DEXIA

- FIFTH THIRD BANCORP	- BBVA
- HSBC	- DEUTSCHE BANK
- ROYAL BANK OF SCOTLAND	- ABN AMRO
- BARCLAYS	- UNICREDITO
- HBOS	- BANCA INTESA
- LLOYDS TSB	- SANPAOLO IMI
- ROYAL BANK OF CANADA	- NORDEA BANK AB
- BANK OF NOVA SCOTIA
- NATIONAL AUSTRALIA BANK
- COMMONWEALTH BANK OF AUSTRALIA

FOURTH.  DEADLINE FOR EXERCISE

The options granted may not be exercised by the Executive prior to January 15, 2008 (Blackout Period).

The period of 12 months from the conclusion of the Blackout Period is set as the deadline for the exercise of options, that is, from January 15, 2008 through January 15, 2009 (Exercise Period).

Once the Blackout Period has elapsed, the Executive may exercise the rights granted in the agreement executed between the Executive and the Subsidiary, throughout the entire Exercise Period.

After the final day of the Exercise Period, the options that have not been exercised will be void, and may no longer be exercised, and will grant no rights to their holder.

FIFTH.  EXERCISE OF OPTIONS

The options granted herein may be exercised, wholly or in part, during the Exercise Period by means of Exercise by Difference, as described below.

To exercise the options using Exercise by Difference, each Executive must notify the Subsidiary of his decision to exercise all or part of his current options and the Subsidiary must send a copy of the Executive’s notice to Santander within two business days of its receipt.  Santander will deliver to the Subsidiary, no later than the fourth business day from the date upon which Santander received the notice from the Executive, and the Subsidiary will deliver to the Executive, no later than the tenth business day following the receipt of the notice, and at no charge, the number of Santander ADS determined by the following formula:

N.A. =	(P.A. – P.E.) x N.O. – IRPF
P.A.

In which:

N.A. =	Number of ADS to be delivered to the Executive. If it is a decimal fraction, it must be rounded up to the next whole number.

P.A. =	Opening Price of the Santander share in its principal trading market on the second business day following the receipt of the exercise notice.

P.E. =	Weighted average share price for the first 15 sessions of 2005 on the Madrid Stock Exchange [Mercado Continuo de Madrid].

N.O. =	Number of options exercised.

IRPF=
The amount corresponding to the Spanish non-resident income tax due on the OPTION AGREEMENT FOR THE PURCHASE OF AMERICAN DEPOSITARY SHARES (“ADS”) OF SANTANDER, between Santander and [name of Subsidiary], as well as the deposit in the Income Tax (or equivalent) or Federal Social Security account that are in effect in Puerto Rico and are applicable to the amount received by the employee as a result of this agreement.

The Executive will have no shareholder rights with respect to any share which he may purchase with the options granted herein, until such options are exercised pursuant to the terms and conditions of this Agreement.

SIXTH.  COMMITMENT TO MAKE THE SHARES AVAILABLE

Starting from the time at which the purchase options may be exercised, Santander agrees to facilitate the acquisition of shares in a number sufficient to make it possible to exercise the rights recognized in this Agreement.

SEVENTH.  CAPITAL DILUTION DURING THE PERIOD WHEN THE OPTIONS ARE GRANTED

In the event that any dilution of the capital stock occurs because of a stock split  during the period starting from the date of this Agreement and ending with the last day of the Exercise Period, Santander agrees, with respect to the unexercised options, to adjust the option price downwards with respect to its corresponding theoretical value and, if necessary, to adjust upwards the number of options to be exercised.

Excluded from the guarantee in the preceding paragraph are the dilutive effects following increases to capital that may be associated with concurrent and previous reductions to capital intended to balance the equity account of the company as a result of losses.

EIGHTH.  TRANSFER OF THE OPTIONS

The purchase options are not transferable to third parties, with the exception of those described in the NINTH clause.

NINTH.  PERSONAL AND EMPLOYMENT CIRCUMSTANCES OF THE OPTION HOLDER THAT MAY INFLUENCE THE PURCHASE OPTION

The termination of the employment relationship at the choice of the Executive or for lawful dismissal because of disciplinary or objective reasons will automatically result in the loss of the right to the options.

When termination of the employment relationship occurs because of retirement or pre-retirement, at the Initiative of Santander or the member of the Group that is the employer, or because of permanent disability, the Executive will not lose his option rights, which he may exercise subject to the terms, deadlines and conditions under which they were granted.

The termination of the employment relationship resulting from retirement or pre-retirement at the initiative of the Executive will automatically result in the loss of the right to exercise the options.

In the event that the Executive requests a leave, and it is granted to him by the Entity, if the Blackout Period has passed, he must exercise the purchase option in the 15 days following the granting of the leave. If the leave occurs prior to the beginning of the Exercise Period, unless the leave is not voluntary or is a special leave for transfer to a Company in the Group, the Executive will lose any option rights.

If the leave is not voluntary and occurs prior to the beginning of the Exercise Period, the Executive must exercise his options in the period of 15 days following the conclusion of the Blackout Period.

In the case of a special leave because of transfer to a company of the Grupo Santander, the provisions of this Agreement will remain in effect in the new position to which the Executive has transferred.

In the event of the death of an Executive prior to the exercise of the purchase option, his legal heirs may substitute for him and exercise the stock options subject to the terms, deadlines and conditions under which they were granted to him.

Removal from the position of Executive will not mean the loss of the rights established in this Agreement, unless it involves the termination of the contract as described in the preceding paragraphs.

TENTH. EXPIRATION OF THE PURCHASE OPTION

The options granted in this agreement expire in the following circumstances:

a)	They have been fully exercised in the periods established.

b)	The Exercise Period has elapsed without the Executive or his heirs having given notice of their decision to exercise the options.

c)	Upon the express decision of the Grupo Santander’s Corporate Committee on Evaluation and Bonuses, when:

-	The individual evaluation of the Executive, in the two intervening periods of 2005 and 2006 during which the Plan is in operation, rates him as Needing Improvement; or when

-	The Unit, Department or Company for which the Executive works achieves results for the 2005 and 2006 fiscal years that are lower than 80% of the budgeted results.

d)	Because of termination of the employment relationship, except for certain cases described in clause NINTH to this Agreement.

e)	For the general grounds for discharge of obligations.

ELEVENTH. JURISDICTION.

Any dispute arising from this Agreement, which is governed by the laws of the Commonwealth of Puerto Rico, will be subject to the San Juan District Court.

In witness whereof, this agreement is executed in duplicate at the date and place given above.

BANCO SANTANDER PUERTO RICO	Executive

By:	By:
Name: José R. González	Name:
Title: President	Title:

By:
Name: Ivonna J. Pacheco
Title: First Senior Vice President